Exhibit 99.1

For Information: Michael D. Friday	For Immediate Release
Telephone: (216) 910-3503	May 5, 2005

ALERIS REPORTS TENFOLD INCREASE IN

2005 FIRST QUARTER NET INCOME

Summary

•	Net income totaled $29.1 million or $0.94 per diluted share compared with reported net income of $2.7 million or $0.18 per diluted share in first quarter 2004. Adjusted earnings per share were $1.28 in the first quarter of 2005 compared to $0.25 on a pro forma basis in the prior year first quarter.

•	First quarter net income includes approximately $12 million of special items, of which $10.5 million were non-cash related.

•	Net debt of $373 million represented a decrease of approximately $20 million from year-end 2004, and net debt to EBITDA excluding special items on an LTM basis decreased to 2.2x compared to 3.0x.

•	Merger-related synergies and productivity benefits expected to deliver savings beginning in second quarter 2005.

•	Second quarter 2005 adjusted earnings per share expected to be $0.90 - $0.95 excluding anticipated non-cash losses of approximately $0.19 per share. Second quarter 2004 pro forma adjusted earnings per share were $0.19.

•	Second quarter forecast reflects expected lower rolled products shipments as customers adjust inventory levels; second half shipment outlook unchanged.

Aleris International, Inc.

	Quarter Ended March 31,
	2005		2004
($ and lbs. in millions)			As Reported		Pro Forma
Volume:
Recycling and alloys lbs. processed		832		830		830
Rolled products lbs. shipped		259		—		247

Revenue		$645.0		$278.5		$524.0

Net income		$29.1		$2.7		$11.0

Earnings per diluted share Adjusted earnings per share	$ $	0.94 1.28	$ $	0.18 0.10	$ $	0.39 0.25
EBITDA(1)		$56.5		$18.2		$37.7

EBITDA, excluding special items(1)		$68.5		$16.3		$33.2

(1)	In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA and EBITDA, excluding special items and adjusted earnings per share. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA”, as used in this press release, is defined as net income before interest, taxes, depreciation and amortization. “EBITDA, excluding special items”, as used in this press release, is defined as EBITDA excluding restructuring and impairment charges, mark-to-market FAS 133 derivative and hedge activity unrealized gains and losses, and the non-cash cost of sales impact of the write-up of inventory and other items through purchase accounting. Adjusted earnings per share excludes the per share impact of these special items. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our stockholders, noteholders and lenders with respect to the performance of our fundamental business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items and adjusted earnings per share are useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s revolving credit agreement and indentures for its outstanding senior notes use EBITDA with additional adjustments to measure its compliance with covenants such as fixed charge coverage and debt incurrence.

Beachwood, Ohio – May 5, 2005 – Aleris International, Inc. (NYSE:ARS) today reported financial results for the first quarter of 2005.

Aleris resulted from the December 9, 2004 merger of IMCO Recycling Inc. with Commonwealth Industries, Inc. IMCO was the acquirer for financial accounting purposes. The Company’s “As Reported” financial results for the first quarter of 2005 include the operations of both companies for 2005, but the comparable period in 2004 includes only the results of the former IMCO Recycling Inc. The “Pro Forma” results combine the operations of both companies and are adjusted to exclude the results of Commonwealth’s discontinued Alflex division and inter-company sales and to include the change to the average cost method of accounting for inventory for the rolled products segment (formerly Commonwealth), the incremental depreciation expense related to the write-up of the acquired fixed assets of rolled products to their estimated fair value, as well as incremental interest expense associated with the financing of the merger.

First Quarter Operating Results

In the first quarter of 2005, Aleris reported revenues of $645.0 million and net income of $29.1 million or $0.94 per diluted share. These results include $0.34 per share of special items including $5.6 million related primarily to the non-cash cost of sales impact of the write-up of rolled products inventory to fair value at date of purchase, $3.6 million of mark-to-market FAS 133 hedge losses and $2.8 million of restructuring and asset impairment charges related to the merger. The first quarter includes income tax expense of $3.8 million representing an effective tax rate of 11.6%, a decrease from the previously communicated 20% rate due to reversal of a portion of the valuation allowance. For the first quarter of 2004, the Company reported revenues of $278.5 million and net income of $2.7 million or $0.18 per share, including a $1.9 million mark-to-market FAS 133 hedge gain.

Reported revenues of $645.0 million and net income of $29.1 million or $0.94 per share in the first quarter of 2005 compared favorably to pro forma revenues of $524.0 million and net income of $11.0 million or $0.39 per share in the first quarter of 2004. Results in 2004 included $4.5 million of primarily mark-to-market FAS 133 hedge gains. First quarter 2005 adjusted earnings per share of $1.28 compare to adjusted earnings per share of $0.25 on a pro forma basis in the first quarter of 2004. EBITDA, excluding special items, of $68.5 million in the first quarter of 2005 was up 106% compared with $33.2 million on a pro forma basis in the comparable 2004 period. Results were driven principally by continued improvements in rolled products material margins and volumes.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said “Results for the quarter exceeded our expectations as we reported adjusted earnings per share about $0.30 higher than our guidance. Stronger than expected performance in rolled products and to a lesser extent, the lower tax rate, more than offset weaker performance in aluminum recycling. As expected, we experienced much improved margins in rolled products as new annual customer agreements became effective in January, while volume and scrap spreads were better than forecast. Our aluminum recycling segment is not yet performing to our expectations and has been impacted by lower metal recoveries and other operational issues. Corrective action plans in this segment have been identified and are being implemented. Aleris overall is well on its way toward significantly improved operating performance in 2005.”

Rolled Products

Rolled product shipments totaled 259 million pounds in the first quarter of 2005 compared to pro forma shipments of 247 million in the same period of 2004 as the result of continued strong customer demand across all end-use applications. Income in the rolled products segment was $49.5 million in the first quarter of 2005, which included $5.6 million of purchase accounting charges, compared with pro forma segment income of $20.7 million in the comparable 2004 period, an improvement of 166% after adjustment for purchase accounting. Improvement was driven by significantly higher rolled product margins, favorable scrap spreads, higher volumes and improved productivity.

Material margins in the first quarter 2005 of $0.484 per pound improved from $0.376 per pound in the fourth quarter of last year and from $0.344 per pound in the first quarter last year on a pro forma basis. In addition, cash conversion costs declined to $0.206 per pound in the first quarter of 2005 from $0.217 per pound in the pro forma year-earlier period due primarily to higher volume and improved productivity. For comparative purposes, all prior-year pro forma amounts have been restated utilizing the average cost method of accounting for inventory compared to previous reporting on a LIFO basis in accordance with the prior practice of the acquiring company as required by acquisition accounting rules.

Aluminum Recycling

First quarter processing volume of 508 million pounds for the aluminum recycling segment was down approximately 2% compared with 519 million pounds in the prior-year period. Segment income declined to $4.2 million in the first quarter of 2005 from $6.6 million in the first quarter of 2004 due primarily to lower than anticipated metal recovery performance, higher natural gas and freight costs and tighter spec alloy scrap spreads than in the prior year.

International

Processing volume of 267 million pounds for the international segment was 5% higher in the first quarter of 2005 than in the comparable period of 2004. The increase was due to improved capacity utilization in Germany and Brazil. 2005 first quarter segment income was $4.5 million compared with $5.0 million in the comparable 2004 quarter as tighter scrap spreads offset higher volumes.

Zinc

First quarter 2005 processing volume of 57 million pounds for the zinc segment was 2% above the level of the year-ago period. Segment income increased to $5.3 million in the first quarter of 2005 from $3.9 million in the prior-year period. Income improvement was due principally to higher average selling prices of zinc and resulting better margins.

Corporate Expense

Corporate expense primarily includes corporate SG&A and interest expense. In addition, for 2005, corporate expense will also include all merger-related restructuring charges and asset impairment charges, and non-cash adjustments associated with mark-to-market FAS 133 accounting for derivative and hedging activity that were previously shown within the business segments, in order to simplify understanding of ongoing segment operations. 2004 operations have been recast on a comparable basis. In the first quarter of 2005, corporate expense special items totaled $6.4 million and included $3.6 million of mark-to-market FAS 133 hedge losses and $2.8 million of restructuring and asset impairment charges related to the merger. Special items in the first quarter of 2004 totaled $1.9 million and represented mark-to-market FAS 133 hedge gains. Corporate SG&A expense and interest expense were significantly higher in the first quarter of 2005 than in the comparable 2004 period due to the merger with Commonwealth.

Special items increased corporate expense by $6.4 million in the first quarter of 2005 and, on a pro forma basis, decreased corporate expense by $4.6 million in the comparable 2004 period, primarily due to mark-to-market hedge gains. Corporate SG&A in the first quarter of 2005 declined 3% from the comparable 2004 period on a pro forma basis, as corporate merger synergies more than offset higher incentive compensation accruals as well as expenses related to the completion of management’s report on internal controls, required by Section 404 of the Sarbanes-Oxley Act for 2004. Interest expense on a pro forma basis was down slightly due primarily to lower interest rates and debt levels.

Outlook

Demetriou continued, “We had a better than expected first quarter in rolled products but are forecasting slightly lower volume than previously expected for the second quarter. We believe volume shifted into the first quarter from the second because customers secured volumes early in the rising

LME environment in the first quarter. Our forecast for volume for the second half of the year remains unchanged. We expect higher volumes in the third quarter compared with the second quarter as we see steady end-use demand. In aluminum recycling, automotive volumes have been weak and remain uncertain, but we believe our operational improvements in this segment will provide better results in the second quarter compared with the first quarter.

“I am very pleased with the significant progress our employees have made in integrating the two organizations and embracing our cultural change initiatives. Our overall synergy and productivity initiatives are gathering momentum and we expect succeeding quarters to deliver savings at least as planned, contributing to a very strong first year for Aleris. For the second quarter of 2005, we are currently forecasting adjusted earnings per share of $0.90 - $0.95, which should result in first half adjusted earnings per share of approximately $2.15 - $2.20 compared with $0.44 on a pro forma basis in the prior-year six month period.”

Conference Call and Webcast Information

Aleris will host a conference call today, May 5, 2005 at 11 a.m. Eastern time. Steven J. Demetriou, Aleris International’s Chairman and Chief Executive Officer, and Michael D. Friday, the Company’s Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-901-5217 or 617-786-2964 and referencing passcode #82501810 at least 10 minutes prior to the presentation, which will begin promptly at 11 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted to the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #67763519, beginning at 2 p.m. Eastern time, May 5 until 11:59 p.m. Eastern time, May 19, 2005.

About Aleris

Aleris International, Inc. is a global leader in aluminum recycling and production of specification alloys and is a major North American manufacturer of common alloy sheet. The Company is also a leading manufacturer of value-added zinc products that include zinc oxide, zinc dust and zinc metal. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 28 production facilities in the U. S., Brazil, Germany, Mexico and Wales, and has approximately 3,200 employees. For more information about Aleris, please visit the Company’s Web site at http://www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe”, “expect”, “ anticipate”, “intend”, “estimate”, “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2005 operating performance; anticipated strengthened automotive volumes; expected cost savings; and anticipated synergies resulting from the merger. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’ ability to effectively integrate the business and operations of Commonwealth; downturns in automotive production in the U.S. and Europe, the financial condition of Aleris’ customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that the Company processes; the ability of the Company to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs of the Company; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions caused by terrorist activities or other unanticipated events; future utilized capacity of the Company’s various facilities; future decreases in recycling outsourcing by primary producers; restrictions on and future levels and timing of capital expenditures; retention of its major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2004 particularly the sections entitled “Risk Factors” contained therein.

Aleris International, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2005	2004
REVENUES	$644,981	$278,508
Cost of sales	572,845	257,305

GROSS PROFIT	72,136	21,203
Selling, general and administrative expense	22,542	11,931
Interest and other expense (income)	3,495	(1,818)
Restructuring charge	2,791	—
Interest expense	10,332	6,444

	39,160	16,557
Earnings before provision for income taxes, and minority interests	32,976	4,646
Provision for income taxes	3,828	1,908

Earnings before minority interests	29,148	2,738
Minority interests, net of provision for income taxes	60	27

Net earnings	$29,088	$2,711

Earnings Per Common Share:
Basic	$0.97	$0.19
Diluted	$0.94	$0.18

Weighted Average Shares Outstanding:
Basic	29,862	14,501
Diluted	30,817	15,294

Aleris International, Inc.

Supplementary Information

(in thousands, unaudited)

	For the Three Months Ended March 31,
	2005	2004
Depreciation and amortization	$13,370	$7,115
Capital spending	$8,872	$7,626

Segment Reporting:

Volume (pounds):
Aluminum recycling	508,147	518,577
International	266,818	255,094
Zinc	57,099	56,193

	832,064	829,864

Percent tolled:	50%	49	%(1)

Shipped pounds – Rolled products	259,172	247,029

Revenues:
Aluminum recycling	$144,576	$137,679
International	102,619	90,673
Zinc	54,979	50,156
Rolled products	350,247	—
Intersegment eliminations	(7,440)	—

	$644,981	$278,508

Segment Income:
Aluminum recycling	$4,201	$6,620
International	4,480	5,013
Zinc	5,288	3,893
Rolled products	49,539	—

	$63,508	$15,526

(1)	recast to include former Commonwealth Industries sales as buy/sell due to the acquisition.

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)
ASSETS
Current Assets:
Cash	$18,343	$17,828
Accounts Receivable, Net	286,839	229,018
Inventories	229,798	251,785
Other Current Assets	46,059	37,178

Total Current Assets	581,039	535,809

PP&E, Net	419,688	432,779
Goodwill	63,708	63,940
Restricted Cash	6,254	16,007
Other Assets	21,938	22,189

TOTAL ASSETS	$1,092,627	$1,070,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$159,087	178,943
Accrued Liabilities	88,362	77,980
Current Maturities of long-term debt	54	61

Total Current Liabilities	247,503	256,984

Deferred Income Taxes Payable	14,359	11,280
Long-Term Debt	390,866	412,338
Other Long-Term Liabilities	108,006	107,452
Stockholders’ Equity	331,893	282,670

TOTAL LIABILITIES AND EQUITY	$1,092,627	$1,070,724

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA, Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2005		2004
Net Income		$29,088	$2,711
Interest expense (net)		10,130	6,444
Income taxes		3,828	1,908
Minority interests		60	27
Depreciation and amortization		13,370	7,115

EBITDA		$56,476	$18,205
Mark-to-market FAS 133 aluminum hedge (gain) loss		3,654	(1,951)
Restructuring, merger related and executive separation charges		2,791	—
Non-cash cost of sales impact of recording acquired assets at fair value		5,558	—

EBITDA, excluding special items	.$	68,479	$16,254

Reconciliation of Pro Forma Net Income to

Pro Forma Earnings Before Interest, Taxes, Depreciation and

Amortization and Pro Forma EBITDA, Excluding Special Items

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2005	2004
Net Income (loss)	$29,088	$10,963
Interest expense (net)	10,130	10,899
Income taxes	3,828	1,969
Minority interests	60	27
Depreciation and amortization	13,370	13,883

EBITDA	$56,476	$37,741
Mark-to-market FAS 133 aluminum hedge (gain) loss	3,654	(4,962)
Restructuring, merger related and executive separation charges	2,791	394
Non-cash cost of sales impact of recording acquired assets at fair value	5,558	—

EBITDA, excluding special items	$68,479	$33,173

Aleris International, Inc.

Reconciliation of Earnings per Share to

Adjusted Earnings per Share(1)

(unaudited)

	For the Three Months Ended March 31,
	2005	2004
		As Reported	Pro Forma
Earnings per Share as reported	$0.94	$0.18	$0.39

Purchase accounting adjustments	0.16	—	—

Ineffective metal hedging	0.10	(0.08)	(0.15)

Restructuring costs	0.08	—	0.01

Earnings per Share as adjusted	$1.28	$0.10	$0.25

(1)	This statement reconciles (i) earnings per share as reported, (ii) to earnings per share as adjusted to exclude the impact of purchase accounting adjustments, the impact of mark-to-market FAS 133 hedge gains and losses, and the impact of restructuring costs associated with management actions related to the recent merger of the Company with Commonwealth Industries. All adjustments are presented on an after tax basis. The methods used to compute these measures may differ from the methods used by other companies. Earnings per share as adjusted is a non GAAP measure. This non-GAAP measure has limitations as an analytical tool and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’ measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the contained herein tables reconciling the non-GAAP financial measures to comparable GAAP amounts. Management believes earnings per share as adjusted to exclude special items is useful to our stakeholders in understanding our operating results from period to period and the ongoing performance of our underlying businesses without the impact of these special items.